AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Agreement”), dated as of June 30, 2014 is entered into by and between Healthcare Corporation of America, a Delaware corporation (the “Company”) and the holders (the “Holders”)  of the Company’s 10% Secured Convertible Debentures (“Debentures”) and Common Stock Purchase Warrants (“Warrants”) issued pursuant to that certain Securities Purchase Agreement, dated May 31, 2014 (the “Purchase Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, the Company has requested that the Holder agrees to certain amendments, and the Holder agreed to such request, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Amendments to Purchase Agreement.  The parties hereby agree to amend the Purchase Agreement as follows:

(a)                the definition of “Exempt Issuances” set forth in the Purchase Agreement shall be amended to include a new clause (f) as follows:

“and (f)  the issuance of shares of Common Stock in exchange or upon conversion of principal or interest on the PFG Loan for an effective conversion price of not less than $0.15, subject to adjustment for reverse and forward stock splits and the like.”

(b)               The “Maximum Subscription Amount” defined in Section 2.1 shall be increased to $7,288,653 and the parenthetical in Section 2.1(a) regarding account payables is hereby amended and restated as follows: “(which amounts shall not exceed, in the aggregate, $1,000,000). . .”

(c)                Schedule 3.1(g) reflecting the capitalization of the Company shall be replaced with the capitalization table annexed hereto as Exhibit “A.”

2.                  Amendments to Registration Rights Agreement.  The parties hereby agree to amend the Registration Rights Agreement as follows:

(a)                The definition of “Filing Date” set forth in the Registration Rights Agreement shall be amended to read as follows:

“with respect to the Initial Registration Statement required hereunder, the 120th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.”

(b)               The definition of “Effectiveness Date” set forth in the Registration Rights Agreement shall be amended to read as follows:

“with respect to the Initial Registration Statement required to be filed hereunder, the 210th calendar day following the date hereof with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 105th calendar day following the date on which an additional Registration Statement is required to be filed hereunder; provided, however, that, in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day”

3.                  Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Purchase Agreements, Debentures and Warrants shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Purchase Agreements, Debentures and Warrants.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any and all of the Purchase Agreements, Debentures and Warrants as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Purchase Agreements, Debentures or Warrants, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

4.                  Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.                  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be as set forth in the Purchase Agreement.

6.                  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

7.                  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be determined as set forth in the Purchase Agreement.

8.                  Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HEALTCARE CORPORATION OF AMERICA

By: /S/ Natasha Giordano

     Name: Natasha Giordano

     Title:  Chief Executive Officer

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SIGNATURE PAGE FOR HOLDERS FOLLOW] [HOLDER'S SIGNATURE PAGE TO HCCA AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

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Exhibit A

Capitalization

Please refer to the Excel spreadsheet annexed hereto.

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